Exhibit 99.1

News Release

Acquisition of Clear2Pay Bolsters FIS’ Enterprise Payments Portfolio

Key Facts

•	FIS has signed a definitive agreement to acquire Brussels-based Clear2Pay.

•	The addition of Clear2Pay will bolster FIS’ global payments capabilities across all geographies and enhance its ability to deliver differentiated enterprise payments solutions.

•	The transaction is subject to regulatory approvals and contractual closing conditions and is expected to close during the fourth quarter.

JACKSONVILLE, Fla., September 3, 2014 - FIS™ (NYSE: FIS), the world’s largest provider of banking and payments technology solutions and a global leader in consulting and outsourcing solutions, has signed a definitive agreement to acquire Brussels-based Clear2Pay. Upon closing, the addition of Clear2Pay will bolster FIS’ global payments capabilities across all geographies through the addition of new payments managed services and payments processing utilities that will enhance its ability to deliver differentiated enterprise payments solutions.

“The payments domain is one of the fastest-growing segments within the financial services industry and is a strategic growth and investment area for FIS,” noted Gary Norcross, president and chief operating officer, FIS. “Many institutions are struggling to adapt to the evolving global payments landscape inclusive of high-value and cross-currency corporate payments and new channels. This strategic acquisition demonstrates our commitment to delivering the technologies and assets that will enable our clients, especially large and global institutions, to realize a truly modern payments environment that encompasses all customer channels, simplifies payment operations, reduces costs and provides a better customer experience.”

Founded in 2001, Clear2Pay is a Brussels-based global provider of innovative payments technologies and services for secure, timely and streamlined payments processing. The company is recognized as one of the most innovative players in the payments technology domain and has a strong blue chip client base of top global financial institutions in Western Europe, Asia Pacific and the Americas.

Commenting on the transaction, Michel Akkermans, Clear2Pay chief executive officer and chairman said, “The payments landscape continues to evolve to meet the next generation of customer demands. We believe the combination of these two companies will be uniquely qualified to deliver true payment systems convergence.” Clear2Pay founder, Jurgen Ingels, also affirmed this position by stating, “After launching Clear2Pay and helping guide its impressive growth for the last 13 years, I am pleased to see such a positive development for our people, our clients and the industry.”

Upon closing, FIS will pay approximately €375 million to acquire 100 percent ownership interest in Clear2Pay. FIS expects the acquisition will be neutral to adjusted earnings per share in 2014. The transaction is subject to regulatory approvals and contractual closing conditions. FIS expects the transaction to close during the fourth quarter.

About FIS
FIS is the world’s largest provider of banking and payments technology solutions and a global leader in consulting and outsourcing solutions. With a long history deeply rooted in the financial services sector, FIS serves more than 14,000 institutions in over 110 countries. Headquartered in Jacksonville, Fla., FIS employs more than 39,000 people worldwide and holds leadership positions in payment processing and banking solutions, providing software, services and outsourcing of the technology that drives financial institutions. First in financial technology, FIS tops the annual FinTech 100 list, is 426 on the Fortune 500 and is a member of Standard & Poor’s 500® Index. For more information about FIS, visit www.fisglobal.com.

About Clear2Pay
Clear2Pay is an innovative payments technology company focused on delivering globally applicable solutions for secure, timely and streamlined payments processing. Clear2Pay’s Open Payment Framework (OPF) enables financial institutions to improve internal payments processing efficiencies whilst at the same time providing their clients with better payment services that are faster, with richer payments related information.

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Forward-looking Statements
This press release may contain statements, estimates or projections that constitute “forward-looking statements” pursuant to the safe harbor provisions of the U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from FIS’s historical experience and our present expectations or projections. These risks include, but are not limited to, changes in general economic, business and political conditions, developmental and conversion delays or disruptions inherent with new software products and technology, and risks of reduction in revenue from the elimination of existing and potential customers due to consolidation in or new laws or regulations affecting the banking, retail and financial services industries, changes in the growth rates of the markets for our solutions, and other risks detailed in our filings with the Securities and Exchange Commission (SEC), including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2013, and subsequent SEC filings. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. FIS undertakes no obligation to publicly update or revise any forward-looking statements.

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For More Information:

Kim Snider 904.438.6278	Nancy Murphy, 904.438.6083
Vice President	Senior Vice President
FIS Global Marketing and Communications	FIS Investor Relations
kim.snider@fisglobal.com	nancy.murphy@fisglobal.com